UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☐
Filed by a Party other than the Registrant    ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

HRPT Properties Trust
(Name of Registrant as Specified In Its Charter)

Cliffwood Partners LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The following letter was distributed by Cliffwood Partners LLC to the members of the Board of Trustees of HRPT Properties Trust on December 11, 2002:

[Cliffwood Partners Letterhead]

December 11, 2002

Board of Trustees
HRPT Properties Trust
400 Centre Street
Newton, Massachusetts 02458
Attention:	Barry M. Portnoy
Frederick N. Zeytoonjian
Reverend Justinian Manning, C.P.
Gerard M. Martin
Patrick F. Donelan

Dear Trustees:

Cliffwood Partners LLC and its affiliates currently own an aggregate of 4,733,500 common shares of beneficial interest (“Common Shares”) of HRPT Properties Trust (“HRP” or the “Company”), representing 3.7% of the outstanding Common Shares of the Company. As HRP’s largest shareholder, we believe that the company and its external advisor, REIT Management and Research LLC (“RMR” or the “Advisor”), have assembled a strong portfolio of properties that will endure in the turbulent times that lie ahead. It is for this reason that we have made such a significant investment in the Company. We want to state up front that we are not opposed to the current management structure of the Company. In fact, with proper incentives, we believe that the Company’s current relationship with the Advisor can be enhanced to unlock the tremendous value that exists, particularly in light of the disparity between what we estimate the Company’s net asset value (“NAV”) to be and the current price of the Common Shares.

We are writing this letter to you, the Company’s Board of Trustees (the “Board”), to address some of our concerns regarding the Company’s ongoing relationship with RMR. At various times, representatives of Cliffwood have expressed these concerns to executives of the Advisor. There have been, and currently are, numerous business and financial arrangements between the Company and RMR and certain other companies, all of which are affiliated with Barry M. Portnoy. We believe, however, that the interests of RMR and its affiliates are not always aligned with the interests of the shareholders. We applaud Mr. Portnoy’s outstanding skills in building the asset base and clean balance sheet of HRP, and we accept that, at times, conflicts between the Advisor and the Company may occur. However, our concerns relate to the fact that the Advisor is not significantly affected by the poor performance of the Company’s stock. In our view, the Advisor’s compensation, which is based on a formula related to the gross assets of the Company, is not sufficiently tied to either the Company’s net asset value per share or appreciation in the price of the Common Shares of the Company. Actions of the Advisor over the last year have reinforced our opinion that the current Advisory Agreement between RMR and the Company needs to be modified to eliminate the potential conflicts with the interests of shareholders created by the existing compensation arrangements. Stated another way, it would put the Advisor on the same playing field as the shareholders of the Company if the compensation to RMR was reduced during periods of weak performance of the Common Shares (particularly in comparison to the securities of the Company’s peers).

Over the past five years, the price of the Common Shares has been languishing, making it difficult or impossible for shareholders to profit in any meaningful way from their investment in the Company. At the same time, RMR has continued to recognize exceptional earnings as the Advisor. In each of the last four years, RMR has been paid in excess of $13 million as an investment advisor to the Company. RMR’s advisory fees are driven largely off of the Company’s asset base, although we understand that RMR has the ability to earn a small annual incentive fee based on the increase in fully diluted funds from operations from the prior year. Again, our concerns revolve around the fact that RMR has every incentive to increase the Company’s asset base without any meaningful incentives tied to increasing shareholder value. RMR’s incentives to increase its earnings are not in line with the interests of the Company’s shareholders, because the compensation paid to RMR based on HRP’s asset base far exceeds RMR’s compensation based on funds from operations per share.

We have some specific concerns about what appears to be a recent example of self-serving actions of the Advisor to the potential detriment of the shareholders of the Company: the proposed issuance of Common Shares to RMR Real Estate Fund, an affiliate of RMR (the “Closed End Fund”). As we understand the public filings, the proposed Closed End Fund will include newly issued common shares of the Company, as well as the common shares of Senior Housing Properties Trust (SNH) and common shares of Hospitality Properties Trust (HPT) that are held by the Company. We recognize the potential benefits of HRP’s disposal of its interests in SNH and HPT, but disposing of these shares through the Closed End Fund is complex, cumbersome and appears, on the surface, designed to enrich RMR. Through the Closed End Fund, RMR and its affiliates are acting in their own interests, rather than taking timely and cost-efficient actions to increase the value to the Company’s shareholders.

We believe the Company should instead consider retaining major investment banks to sell in the market the shares of SNH and HPT it is otherwise planning to sell to the Closed End Fund. We believe it is highly speculative to wait until it is advantageous to sell shares in all three companies (HPT, SNH and HRP) at the same time. The Closed End Fund would force RMR and the Board to attempt to select an ideal time to dispose of the shares of both SNH and HPT, as well as issue new shares of HRP. It may make the most sense to sell shares of HPT and SNH in individual transactions at such times as are most advantageous with respect to the shares of each company, as these companies appear to be trading at very different valuations. Furthermore, we believe the Company can use the proceeds from these dispositions to repurchase its own Common Shares while they continue to trade at a meaningful discount to the Company’s NAV per share. Conversely, we do not believe that it is in the interests of the Company’s shareholders to issue new common shares of the Company, as is contemplated in the public filings for the proposed Closed End Fund, when the Common Shares are trading at such a substantial discount to NAV. The alternative that we outline above would send a much more positive message to shareholders that the Company is concerned about their interests.

In addition, we have several questions that we ask the Board to address:

•
Has the Board exercised its fiduciary obligations specified in the Company’s Declaration of Trust with respect to transactions with RMR and its affiliates specifically as it relates to the speculative nature of the Closed End Fund?

•	Why is the Company proposing to issue shares directly to the Closed End Fund and pay half of the organization and offering costs (including the sales load) for the Closed End Fund’s offering?

•
Have the Board members, in exercising their fiduciary duties, examined other alternatives to this Closed End Fund that have as their primary focus maximizing shareholder value while liquidating these non-HRP holdings? Is it the responsibility of this Board to worry about the after-market trading of the SNH or HPT shares? As the Closed End Fund will create a longer-term potential overhang of HRP Common Shares because the Closed End Fund, as contemplated, will be forced to liquidate a portion of its holdings on an annual basis, is this type of Fund in the best interest of HRP shareholders?

•
Has the Board exercised its fiduciary obligations specified in the Company’s Declaration of Trust with respect to the annual review of RMR’s compensation? For example, has the Board considered paying a growing percentage of future advisory fees to RMR in the form of HRP stock?

•
In regards to the above question, has the Board explored modifications to RMR’s compensation? There are three reasons for this question: (1) HRP’s asset base has expanded and has become more complex; (2) the REIT rules have become more flexible under the REIT Modernization Act; and (3) RMR continues to pursue broader activities outside of the investment and management of HRP assets.

The pursuit of the Closed End Fund by RMR as a way to dispose of SNH and HPT shares held by HRP is a perfect example of a new activity that RMR is pursuing that is at cross-purposes with the maximization of HRP shareholder value. We can think of no other single action that RMR has taken that more clearly demonstrates the need to change the current compensation structure and the focus of the HRP Board. We believe that now is the time for the Board to address the serious flaws in the compensation paid to the Advisor so that both RMR and the Board will be incentivized to focus primarily on activities that maximize shareholder value. We ask the Board to consider clear incentives for RMR that are tied directly to the performance of the Common Shares. Finally, it is important to us that RMR consider taking a growing share of its compensation in the form of Common Shares, as this would be a strong signal to the marketplace that the interests of RMR and the Company are aligned.

We hope the Board will provide all of its shareholders of the Company with timely and thorough responses to the issues raised in this letter. Depending on the answers given by the Board, we may explore a variety of alternatives with respect to our investment in the Company, possibly including the nomination of persons to serve as Trustees on the Company’s Board prior to the Company’s next Board meeting.

While it is not our primary goal to nominate our own slate of Trustees, we will not hesitate to demonstrate our resolve with respect to changing RMR’s compensation and the relationship of RMR and the Board in a way that produces a better outcome for the HRP shareholders. As loyal shareholders, we ask that, as the top priority for 2003, the Board be responsive to the languishing price of the Common Shares and take strong action to narrow the gap between the price of the Common Shares and the NAV per share.

We look forward to hearing from you.

Sincerely,

/s/    Carl B. Tash

Carl B. Tash, CEO
Cliffwood Partners LLC

Information Concerning Participants

The following is a list of the names and stockholdings of persons who may be deemed to be “participants” in any solicitation that Cliffwood Partners may make in the future with respect to the shares of HRPT Properties Trust: Cliffwood Partners LLC, a Delaware limited liability company, which beneficially owns (indirectly through its shared power to direct the vote and disposition of shares held as described below) an aggregate of 4,733,500 of the Company’s outstanding Common Shares; Cliffwood Partners, L.P., the managing member of Cliffwood Partners LLC; Tash Partners, L.P., the general partner of Cliffwood Partners, L.P.; CBT Advisory Group, Inc., the general partner of Cliffwood Partners, L.P.; Carl B. Tash, the person who ultimately controls CBT Advisory Group, Inc.; Cliffwood Equity Fund, L.P., a California limited partnership, which beneficially owns 349,500 of the Company’s outstanding Common Shares; Cliffwood Select Equity Fund, L.P., a Delaware limited partnership, which beneficially owns 415,800 of the Company’s outstanding Common Shares; Cliffwood Value Equity Fund, L.P., a Delaware limited partnership, which beneficially owns 2,518,700 of the Company’s outstanding Common Shares; Cliffwood Real Estate Equity Fund, Ltd., a Cayman Islands exempted company, which beneficially owns 287,800 of the Company’s outstanding Common Shares; and Cliffwood Select Equity Fund, Ltd., a Cayman Islands exempted company, which beneficially owns 414,000 of the Company’s outstanding Common Shares. Cliffwood Partners LLC serves as the investment manager, and is the general partner, of Cliffwood Equity Fund, L.P., Cliffwood Select Equity Fund, L.P. and Cliffwood Value Equity Fund, L.P., and serves as the investment manager of Cliffwood Real Estate Equity Fund, Ltd. and Cliffwood Select Equity Fund, Ltd. In addition, Cliffwood Partners LLC shares the power to make decisions with respect to the voting and disposition of 747,700 of the Company’s outstanding Common Shares held for the account of certain clients.

If Cliffwood Partners LLC (or any of its affiliates) engages in any solicitation with respect to the Common Shares of HRPT Properties Trust, Cliffwood Partners LLC will prepare, disseminate and file with the Securities and Exchange Commission a proxy statement with respect to such solicitation. Shareholders should read that proxy statement, if and when it becomes available, because it will contain important information. Shareholders will be able to obtain copies of the proxy statement and other relevant documents free of charge at the Commission’s web site at www.sec.gov, when these documents are filed with the Commission. Shareholders will also be able to obtain copies of that proxy statement and related materials, free of charge, when available, from Cliffwood Partners LLC by oral or written request to: Cliffwood Partners LLC, Attention: Carl B. Tash, 11726 San Vincente Boulevard, Suite 600, Los Angeles, CA 90049.

For more information, please contact Carl B. Tash at (310) 442-0370.